Exhibit 99.1

TE Connectivity Names Heath Mitts Executive Vice President and Chief Financial Officer

SCHAFFHAUSEN, Switzerland — August 31, 2016 — TE Connectivity Ltd. (NYSE: TEL) (TE), a world leader in connectivity and sensors, today announced that it has named Heath A. Mitts the company’s executive vice president and chief financial officer (CFO), effective September 12, 2016.

Mitts joins TE from IDEX Corporation, where he most recently served as senior vice president and CFO. IDEX (NYSE: IEX) is a globally diversified company specializing in fluid, metering, health and science technologies, as well as fire, safety and other products. Prior to serving as CFO at IDEX, he held senior global finance positions at PerkinElmer and Honeywell International. Mitts holds an MBA in finance from Pennsylvania State University and an undergraduate degree in finance and political science from Southern Methodist University.

“We are thrilled to welcome Heath aboard as our CFO,” said TE Chairman and Chief Executive Officer Tom Lynch.  “We are confident that with his strong financial experience and track record, he will help us continue to deliver consistently strong financial performance and value for our shareholders.”

Mario Calastri, who has served as the TE’s interim CFO since February will resume his position as senior vice president and treasurer. “Mario did an excellent job stepping into the role of interim CFO over the last seven months and will work closely with Heath during the transition period,” said Lynch.

ABOUT TE CONNECTIVITY

TE Connectivity (NYSE: TEL) is a $12 billion global technology leader. Our connectivity and sensor solutions are essential in today’s increasingly connected world. We collaborate with engineers to transform their concepts into creations — redefining what’s possible using intelligent, efficient and high-performing TE products and solutions proven in harsh environments. Our 72,000 people, including over 7,000 engineers, partner with customers in close to 150 countries across a wide range of industries. We believe EVERY CONNECTION COUNTS — www.TE.com.

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Contacts:	Media Relations: B.J. Talley TE Connectivity +1-610-893-9553 bj.talley@te.com	Investor Relations: Sujal Shah TE Connectivity +1-610-893-9790 Sujal.shah@te.com